Exhibit 10.9

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

MASTER EQUIPMENT PURCHASE AGREEMENT

BETWEEN

HUGHES NETWORK SYSTEMS, LLC

AND

ROW 44, INC.

DRAFT

MASTER EQUIPMENT PURCHASE AGREEMENT

This Agreement is entered into and made effective as of this _____ day of ___________ 2007, (the “Effective Date”) by and between Row 44, Inc., with offices at 31280 Oak Crest Drive, Suite #5, Westlake Village, CA 91361 (“Customer”), and Hughes Network Systems, L.L.C., having its principal offices at 11717 Exploration Lane, Germantown, MD 20876 (“HNS” or “Hughes”).

WHEREAS, the parties hereto entered into that certain Satellite Delivery and Services Agreement on or about September 9, 2004, as amended by that certain Amendment No. 1 effective as of September 30, 2005 (collectively, the “Original Agreement”);

WHEREAS, the Original Agreement contemplated that the parties would enter into a further agreement for the provision by HNS of certain equipment to be used in connection with Customer’s deployment of a communication system for Internet connectivity on aircraft (the “System”);

WHEREAS, the parties have agreed, in a certain Development Services Agreement heretofore entered into by each them on or about July 10, 2007, that the platform to be utilized for the System would be the HNS’ HX Network, instead of the architecture initially contemplated in the Original Agreement;

WHEREAS, the Parties further intend that the Original Agreement be revised to provide, among other things, that the prices for the equipment and services to be utilized in connection with the System be changed to the prices and payment structure herein specified; and

NOW THEREFORE, for and in consideration of the foregoing and of the mutual premises hereinafter expressed, and intending to be legally bound hereby, it is mutually agreed as follows:

1.        EQUIPMENT TO BE PURCHASED BY CUSTOMER

During the Term (as defined), HNS will provide, and Customer will accept and pay for, the satellite communication equipment (“Equipment”) in accordance with and subject to the terms and conditions set forth herein and Exhibits A and B attached hereto and incorporated herein:

Exhibit A – Equipment Order and Pricing

Exhibit B – HX 150 Warranty Repair and Out of Warranty Repair Services and Pricing

During the Term, Customer may order additional Equipment, (subject to the provisions described herein relating to the potential discontinuation of the supply of such Equipment) for the same at the prices set forth in this Agreement, including the Exhibits hereto. Prior to discontinuing the availability of any item Equipment for purchase by Customer, HNS will provide Customer with at *** months notice and will provide Customer the opportunity to make a “last buy” of any such Equipment. Further, in such event the conditions described in Exhibit A relative to HNS providing a license to the intellectual property associated with the remote Equipment to Customer will also apply.

*** Confidential treatment requested.

2.        TERM OF AGREEMENT

The term of this Agreement (“Term”) and the term of Services provided hereunder will remain in effect for sixty (60) months (the “Initial Term”), unless terminated earlier as provided herein. At the end of the Initial Term, the Term will automatically renew for one additional five year period, unless otherwise terminated by Customer giving written notice to HNS at least ninety (90) days prior to the end of the Initial Term. At the end of the first additional five (5) year period, the Term will then automatically renew an additional five (5) year period, unless otherwise terminated by either party giving written notice of the other at least ninety (90) days prior to the end of the then current Term (each extended five (5) year period a “Renewal Term”). The Initial Term and the subsequent Renewal Terms are referred to in this Agreement as the “Term” of this Agreement.

3.        DELIVERY, OWNERSHIP AND RISK OF LOSS

Title and risk of loss to all Equipment, as identified in the Exhibit A, shall pass to Customer upon delivery. For purposes of this Agreement, in respect of the HX NOC Equipment to be provided by HNS, “delivery” shall take place upon shipment of the relevant Equipment to HNS’ facility. This Agreement will constitute a security agreement with respect to all Equipment up to the date of payment, and Customer hereby authorizes HNS to sign and file on behalf of Customer any financing statements or other documents that may be necessary to perfect such security interest.

Customer hereby authorizes HNS to deliver the HX NOC equipment specified in Section A.1.A of Exhibit A to a *** by December 31, 2007. Customer further authorizes HNS to deliver the quantity of Remote Equipment, as specified in Section 2.4.1 of said Exhibit A, to a Customer designated location by December 31, 2007. HNS will maintain special security procedures for such equipment, including but not limited to keeping it separate from any other equipment maintained by HNS at such location. HNS will maintain all-risk insurance with coverage limits covering the replacement value of all Equipment and, in the event of any loss or damage to the Equipment, HNS will replace the Equipment.

4.        EQUIPMENT ORDERS, LEAD TIMES AND FORECASTING

Each time Customer elects to purchase Equipment, it shall issue a Purchase Order to HNS. Each individual Purchase Order for Equipment shall set forth the following required terms: (i) the identity and quantities of Equipment ordered, (ii) the price, pursuant to this Agreement, and (iii) the desired delivery schedule. Customer shall provide to HNS, on the first working day of each month, a rolling fifty-two (52) week forecast of its anticipated purchase of Equipment from HNS. A Purchase Order shall be issued at least sixteen (16) weeks prior to the production week, with week zero (0) being the scheduled production week. Accordingly, Customer’s forecast volumes for weeks zero through sixteen (0-16) must be covered by binding Purchase Orders and forecast volumes for weeks beyond week sixteen shall be for planning purposes only.

*** Confidential treatment requested.

4.A     EQUIPMENT CHANGES AND CHANGE NOTICES

HNS may, from time to time, make changes to the Equipment to be provided hereunder in order to add functionality or enhanced performance, reduce cost, or other reasons. In the event any such change affects the form, fit or function of such remote Equipment, HNS will provide notice of such change to Customer as promptly as practicable, but, in any event, no later than delivery of Equipment subject to such change. In the event that, after such notification and any subsequent discussions between the parties, Customer determines that any such changed remote Equipment will not be acceptable to Customer, Customer may order any quantity of the prior version of such Equipment as it deems necessary, and HNS will exercise its best reasonable efforts to supply such Equipment. Further, in the event that HNS is not able to provide such additional remote Equipment in the quantities required by Customer, HNS will grant Customer a license to the intellectual property required for the manufacture and supply of such Equipment pursuant to commercially reasonable terms.

5.        ASSIGNMENTS

Except for (i) assignment to a successor who acquires substantially all of the assets and business of HNS or Customer, (ii) assignment to a subsidiary company, parent company, or subsidiary of parent company, or (iii) assignment, pledge, or transfer by HNS of any interest in any payments to be received by HNS hereunder, neither party hereto may assign this Agreement or any portion hereof without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Any assignment permitted hereunder, or otherwise agreed to by the other party hereto will not relieve the assigning party of any obligations with respect to any covenant, condition, or obligation required to be performed by the assigning party under this Agreement.

6.        PRICE AND PAYMENT TERMS

A.	The prices for the Equipment to be provided hereunder (“Charges”) are set forth in Exhibit A.

B.	The prices for the Equipment set forth in Exhibit A shall be fixed for the Initial Term.

C.	The Charges provided for in this Agreement are exclusive of the following taxes and charges with respect to the Services or Equipment provided hereunder: (i) any present or future Federal, State, or local excise, sales, or use taxes; (ii) any other present or future excise, sales or use tax, or other charge or assessment upon or measured by the gross receipts from the transactions provided in this Agreement or any allocated portion thereof or by the gross value of the Equipment, and other materials provided hereunder, including but not limited to a Universal Service Fund charge; and (iii) any present or future property, inventory, or value-added tax or similar charge. Customer will pay and discharge, either directly to the governmental agency or as billed by HNS, the foregoing taxes and charges and all assessments, and other taxes with respect to the transactions provided in this Agreement and all Equipment provided hereunder (excluding any Federal, state, local or foreign income taxes, or any tax on gross receipts or gross revenue which is in the nature of an income tax, or any franchise, net worth or capital taxes, imposed upon HNS).

D.	Customer will pay all invoices submitted hereunder in accordance with the payment terms set forth in Exhibit A. In the even t no such payment terms are described in said Exhibit A in respect of other item or items being purchased by Customer, Customer will pay such invoices net thirty (30) days from the date of invoice. Customer agrees to pay on demand a late payment charge on any amount that is not received by the due date for such payment, at an annual rate of the lesser of (i) the current prime rate (or equivalent), as last quoted by The Wall Street Journal prior to the due date of the payment, plus two percent (2%), or (ii) the maximum rate allowed by applicable law. Any invoice not disputed by Customer in writing within 120 days after issuance shall be deemed valid and shall not be subject to dispute.

7.         LICENSE OF SOFTWARE

A.	Customer acknowledges that any software supplied by HNS to Customer hereunder as listed in Exhibit A is subject to the proprietary rights of HNS and/or HNS' vendor(s) (the “Licensor(s)”) Customer acknowledges that any software licensed hereunder was developed using HNS’ and its Licensor’s typical commercial practices, and not in anticipation of Customer’s particular aircraft-based application. Except for the licenses granted herein, HNS or its Licensor(s), as the case may be, will retain all right, title and interest in the Software. Customer acknowledges that it may use the Software only pursuant to the terms of this Agreement.

B.	Subject to Customer payment of the Charges specified herein, HNS hereby grants to Customer and Customer hereby accepts from HNS a perpetual, irrevocable, worldwide, nonexclusive license (or sublicense, as applicable) to use the Software and associated documentation solely in connection with the Equipment provided hereunder, such license to commence upon delivery of the Software and associated Equipment to Customer. Customer’s right to use Software shall include the right to use multiple versions or releases of the Software, if applicable (including any updates, “bug” fixes or enhancements).

C.	Except as permitted by this Article, Customer will not (i) alter, modify, create derivative works of, or attempt to alter, modify, or create derivative works of the Software or any part thereof, (ii) copy, duplicate, or permit anyone else under the control of Customer to copy or duplicate, any part of the Software, or (iii) create or attempt to create, or permit others under the control of Customer to create or attempt to create, by decompiling, disassembling, reverse engineering or otherwise, the source programs or any part thereof from the object programs or from other information made available under this Agreement. Customer may at its own expense make one copy of the object program for archive purposes.

D.	HNS acknowledges that Customer may resell or lease some portion of the Equipment provided hereunder to third parties, including its airline customers and suppliers. In such event, with respect to each item of Equipment, HNS further agrees that the license granted to Customer for Software installed or used in connection with such Equipment hereunder shall automatically transfer to such third party upon such resale or lease by Customer. Except as described herein, Customer will not, directly or indirectly, distribute, sell, assign, transfer, offer, disclose, lease (as lessor), or license the Software to any third party. Customer agrees to use commercially reasonable efforts to notify HNS within 30 days after it learns of the unauthorized possession, use or knowledge of the Software made available to Customer pursuant to this Agreement by any person under the control of Customer not authorized to have such possession, use or knowledge.

8.         FORCE MAJEURE

Either party hereto shall be excused for delays or interruptions in the performance of its obligations under this Agreement when such delays or interruptions (i) are caused by the other party, or, (ii) except for the exercise of due care, are otherwise beyond the reasonable control of such party, including but not limited to war (whether or not actually declared), sabotage, insurrection, rebellion, riot or other act of civil disobedience, act of a public enemy, failure of or delay in transportation, any governmental act, judicial action, priorities given U.S. Government procurements, labor dispute, shortage of labor, fuel, raw material or machinery, fire, accident, explosion, epidemic, quarantine, storm, flood, earthquake, or other Acts of God (“Force Majeure”). The parties specifically agree that rain, snow or other ordinary weather conditions (excluding tornadoes, hurricanes, and other major storms) do not constitute Force Majeure conditions. If any such Force Majeure occurs, the party affected by such Force Majeure shall use its best efforts to abate the effect of such Force Majeure and restore compliance with the terms of this Agreement as soon as possible. In that regard, during a Force Majeure, HNS shall allocate production and deliveries of equipment to Customer on a basis no less detrimental than any other customer of HNS similarly subject to such Force Majeure; provided, that, HNS may give preferential treatment to allocating equipment to the U.S. Government. Customer may cancel any scheduled delivery that has been excusably delayed for reason (ii) above for more than two (2) months.

9.     LIMITED WARRANTIES ON EQUIPMENT, DISCLAIMERS, PROCEDURES

A.	HNS will deliver good title to all of the Equipment purchased by Customer pursuant to this Agreement, free from any and all liens, claims, or encumbrances.

B.	Subject to the terms and conditions hereof, for any Equipment which is in the nature of NOC Equipment or applicable spare parts, , HNS warrants that such Equipment shall perform in accordance with the specifications for such Equipment for a period of 12 months from the date of delivery from HNS to Customer, provided, that, for the initial NOC order made herein, such warranty shall commence on the installation of such Equipment at the designated NOC. For Equipment which is in the nature of Remote Equipment, such as the HX 150 boards, HNS warrants that such Equipment will be manufactured in substantial conformity with HNS’ standard manufacturing processes and will meet HNS’ standard HX150 specifications (as such specifications are in effect as of the date of delivery of such Equipment to Customer) for a period of the lesser of 42 months from the date of delivery to Customer, or 36 months from the date of installation. HNS shall, at its option and expense in accordance with Paragraph C below, promptly repair or replace, or cause to be repaired or replaced, any Equipment that proves to have a defect during such warranty periods. Fees for repair or replacement of equipment beyond the warranty period are set forth in Exhibit B. In addition, in respect of any item which is separate “deliverable” pursuant to Exhibit A to this Agreement (as opposed to a component in a deliverable), in the event that HNS’ agreements with its suppliers and subcontractors provide better warranties than those specified herein, HNS will pass through the benefit of any such better warranties to Customer.

C.	The limited warranties set forth in this Article, except for the warranty of title, are contingent upon Customer’s notifying HNS of an alleged defect during the warranty periods defined herein. Repair, replacement, amendment, or alteration will be performed in accordance with HNS’ standard practices with respect to such Equipment. Customer shall be responsible for the return of Equipment to HNS’ designated repair location (to be located within the contiguous United States), freight prepaid and packed to assure safe arrival. HNS shall return repaired, replaced, amended or altered Equipment, freight prepaid and packed to assure safe arrival, to Customer’s designated location in the contiguous United States.

D.	Except as set forth herein, Customer hereby acknowledges and agrees HNS make no representation, and disclaims any warranty, express or implied, regarding the Equipment, including, without limitation, the operation of the Equipment in Customer’s aeronautical application. Without limiting the generality of the foregoing, HNS makes no representation regarding the fitness for use of the Equipment in Customer’s aeronautical application and, except as described in Subsections A and B of this Section 9, Customer accepts remote equipment “as is” and without any other warranty. In addition, Customer has sole responsibility for any and all changes that may be required to ensure fitness for use in Customer’s aeronautical application and for obtaining all necessary FAA, FCC and any other certifications that may be required for flight qualification. Further, limited warranties set forth in this Article will not apply with respect to (i) Equipment that has been subject to unauthorized alteration, modification, or repair, (ii) defects or failures resulting from handling, storage, operation, interconnection, or installation; (iii) failure to continually provide a suitable installation and operational environment; or (iv) any other cause beyond the range of normal usage for the equipment; provided, that, the exceptions above shall not apply where such exception results from HNS’s actions pursuant to an agreement with Customer. In the event Customer desires to make a modification to the Equipment which is not “authorized” by HNS, Customer may, at its option, acquire a license from HNS to the intellectual property necessary for Customer or its contractor to manufacture of the relevant Equipment itself. The terms of any such license will be mutually agreed by the parties.

E.	EXCEPT AS SPECIFICALLY SET FORTH HEREIN, HNS NEITHER MAKES NOR ASSUMES ANY LIABILITY UNDER ANY WARRANTIES (WHETHER EXPRESS, IMPLIED, OR STATUTORY) ON OR WITH RESPECT TO THE SUPPLIED EQUIPMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.         PATENT AND COPYRIGHT INDEMNITY

A.	Hughes warrants that, to the best of its knowledge, the Software and the Equipment will not infringe any patent, copyright, trademark, trade secret, mask work right or other intellectual property right of any third party. If Customer promptly notifies Hughes in writing of a third party claim against Customer that any of the Equipment or Software provided by Hughes infringes a patent, copyright trade secret or other intellectual property right of a third party, Hughes will indemnify, defend and hold Customer harmless with respect to such claim at Hughes’ expense and will pay any costs or damages that may be finally determined against Customer. In the event of any such claim, HNS shall have the right to control the defense thereof and Customer shall provide such reasonable assistance and information, at HNS’ expense, as HNS requests in writing and as it is available to Customer.

B.	Further, if any such item is, or in Hughes’ opinion is likely to be, held to constitute an infringing product, Hughes shall at its expense and option either (a) procure the right for Customer to continue using it, (b) replace it with a non-infringing equivalent reasonably acceptable to Customer, (c) modify it to make it non-infringing or (d), only if the remedies above are impracticable, accept return of such item and, in addition to the indemnification obligations above and such other rights and remedies of Customer available herein, refund to Customer the fees paid for such item less a reasonable amount for Customer’s use of the relevant item up to the time of return.

C.	Notwithstanding the above, HNS will not be liable for any such damages or costs attributable to claims resulting from (i) HNS' compliance with Customer’s designs, specifications, or instructions, (ii) use of any item provided by HNS in combination with products not supplied by HNS, to the extent the claim would not have otherwise arisen but for such combined use, or (iii) a manufacturing or other process carried out by or through Customer and utilizing any item provided by HNS that constitutes either direct or contributory infringement of any patent or other intellectual property right~~,~~. In addition, the exclusion from HNS’ intellectual property indemnity, as described in Section 9(e) of the Development Services Agreement heretofore entered into by the parties, as said exclusion applies to claims of infringement which would not have arisen but for such development work, shall continue to apply. All such claims for which HNS has no indemnity obligation are hereafter referred to as "Other Claims". Customer will indemnify HNS from any and all losses, liabilities, damages and costs finally awarded or agreed upon in any settlement of a claim for infringement of any patent or intellectual property right in any suit resulting from Other Claims, and from reasonable expenses incurred by HNS in defense of such suit if Customer does not undertake the defense thereof.

D.	The foregoing indemnity shall be Customer’s sole and exclusive remedy for any patent and copyright infringement claims arising out of the use of the Equipment, Software and documentation provided to Customer hereunder, and is in lieu of any other indemnity or warranty, express or implied, with respect to intellectual property.

11.      INDEMNIFICATION

Customer and HNS shall indemnify, defend and hold the other harmless from and against any claims, demands, and causes of action asserted against the indemnitee by any person (including, without limitation, HNS' and Customer's employees, HNS' subcontractors and employees of such subcontractors or any third party) for personal injury or death or for loss of or damage to property resulting from the indemnitor's negligence or willful misconduct hereunder. Where personal injury, death or loss of or damage to property is the result of the joint negligence or willful misconduct of Customer and HNS, the indemnitor's duty of indemnification shall be in proportion to its allocable share of joint negligence or willful misconduct.

Customer shall indemnify, defend and hold HNS harmless from and against any claims, demands, and causes of action asserted against the indemnitee by any person (including, without limitation, any of Customer’s customers or any person or entity that Customer permits to use any service provided by Customer) based on any claim in connection with: (i) the Equipment provided to any customer of Customer (including end users or airlines) or the failure of Customer to provide such Equipment and any service; (ii) any material misrepresentation or material omission made to by Customer regarding the Equipment or any service to be provided by Customer; (iii) any claim by any customer of Customer arising from loss of service due to the termination of this Agreement or any other reason; and (iv) any violation by Customer of local, state or federal laws, rules and regulations.

Each party’s indemnification obligation shall be contingent upon the indemnitee giving prompt written notice to the indemnitor of any such claim, demand, or cause of action and permitting the indemnitor to have sole control of the defense thereof.

12.       INSURANCE.

A.	Commencing not later than the first installation by Customer on a commercial aircraft and thereafter during the Term, Customer shall obtain and maintain at its own expense insurance of the type and in the amounts set forth below:

i	Commercial General Liability (“CGL”) coverage on an occurrence basis (not claims made), with limits at least $20,000,000 per occurrence for bodily injury and property damage, including coverage for liability arising from (i) premises; (ii) operations; (iii) broad form property damage; (iv) personal injury; (v) independent contractor's liability; and (vi) work performed by Customer.

ii	Excess Liability coverage with respect to the CGL policy described above, in an umbrella form and on an occurrence basis with limits of at least $20,000,000 per occurrence.

iii	Professional Liability coverage with limits of at least $5,000,000 providing coverage for claims arising out of the performance of Customer and its subcontractors in providing or failing to provide the equipment and services to its customers, airlines and end users, including, but not limited to, coverage for errors and omissions caused by Customer’s or its subcontractor’s negligence in the performance thereof.

B.	Upon obtaining such insurance, Customer shall deliver certificates of insurance in a form acceptable to HNS which evidence that Customer has the insurance required by this Section. HNS shall be named as an “Additional Insured” with respect to all coverages required by this Section. Customer shall obtain the insurance policies required by this Section from a provider that has a rating of A- X or better from A.M. Best’s or a comparable rating from another rating agency. These policies shall not be canceled or materially changed without ten (10) days prior written notice from the insurer to HNS and Customer.

C.	Notwithstanding anything to the contrary in this Agreement if Customer fails to maintain the insurance required by this Section, or if any of the required insurance is cancelled and not replaced within a commercially reasonable timeframe, HNS may terminate this Agreement for the default of Customer without further obligation.

D.	The insurance required by this Section shall be primary insurance and not excess over nor contributing with any insurance maintained by HNS. In addition, the insurance requirements set forth above are minimal coverage requirements and are not to be construed in any way as a limitation on Customer’s liability under this Agreement.

E.	As an alternative to Customer’s requirement to secure the Comprehensive General Liability coverage and the Excess Liability coverage referenced in Sections A.i and A.ii above, Customer may provide HNS with proof that (a) its airline customers are not requiring these coverages from Customer, (b) that such airline customers are intending to address any insurance requirements relating to these coverages themselves through their own aviation insurance coverage, or (c) that such airline customers are indemnifying and holding Customer harmless from and against any liability for personal injury and property damage arising from or relating to Customer’s provision of equipment and services to such airline customers or end users.

13.      DEFAULT BY CUSTOMER

13.1    Definition

The occurrence of any one or more the following events (herein called "Events of Customer Default") shall constitute a default by Customer under this Agreement:

A.	Default by Customer in the payment of any charge payable hereunder as and when the same becomes due and payable and such default continues for a period of thirty (30) days after notice of such default from HNS~~,~~; or

B.	Default by Customer in the performance of any other term, covenant or condition of this Agreement, which default shall continue for a period of thirty (30) days after written notice; or

C.	The making of an assignment by Customer for the benefit of its creditors or the admission by Customer in writing of its inability to pay its debts as they become due, or the insolvency of Customer, or the filing by Customer of a voluntary petition in bankruptcy, or the adjudication of Customer as bankrupt, or the filing by Customer of any petition or answer seeking for itself any reorganization, arrangement, composition or readjustment precipitated by the insolvency or bankruptcy of Customer, any liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of any answer by Customer admitting, or the failure by Customer to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by Customer to, or acquiescence by Customer in, the appointment of any trustee, receiver or liquidator of Customer or of all or any substantial part of the properties of Customer, or the inability of Customer to pay its debts when due, or the commission by Customer of any act of bankruptcy; or

D.	The failure by Customer, within sixty (60) days after the commencement of any proceeding against Customer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to obtain the dismissal of such proceeding or, within sixty (60) days after the appointment, without the consent or acquiescence of Customer, or any trustee, receiver or liquidator of Customer or of all or any substantial part of the properties of Customer, to vacate such appointment.

13.2    Remedies

Upon the occurrence of any Event of Customer Default, HNS may, in addition to any other rights or remedies available to it at law or in equity, terminate this Agreement immediately upon written notice. In addition, upon termination of this Agreement for the default of Customer, HNS may, at its option, require Customer to disable any Equipment previously installed in any aircraft. Customer shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by HNS on account of such default including all court costs and reasonable attorneys fees.

14.      DEFAULT BY HNS

14.1    Definition

The occurrence of any one or more the following events (herein called "Events of HNS Default") shall constitute a default by HNS under this Agreement:

A.	Default by HNS in the performance of any other term, covenant or condition of this Agreement, which default shall continue for a period of thirty (30) days after notice; or

B.	The making of an assignment by HNS for the benefit of its creditors or the admission by HNS in writing of its inability to pay its debts as they become due, or the insolvency of HNS, or the filing by HNS of a voluntary petition in bankruptcy, or the adjudication of HNS as bankrupt, or the filing by HNS of any petition or answer seeking for itself any reorganization, arrangement, composition or readjustment precipitated by the insolvency or bankruptcy of HNS, any liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing of any answer by HNS admitting, or the failure by HNS to deny, the material allegations of a petition filed against it for any such relief, or the seeking or consenting by HNS to, or acquiescence by HNS in, the appointment of any trustee, receiver or liquidator of HNS or of all or any substantial part of the properties of HNS, or the inability of HNS to pay its debts when due, or the commission by HNS of any act of bankruptcy, as amended; or

C.	The failure by HNS, within sixty (60) days after the commencement of any proceeding against HNS seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, to obtain the dismissal of such proceeding or, within sixty (60) days after the appointment, without the consent or acquiescence of HNS, or any trustee, receiver or liquidator of HNS or of all or any substantial part of the properties of HNS, to vacate such appointment.

14.2    Remedies

Upon the occurrence of any one or more Events of HNS Default, Customer may, in addition to any other rights or remedies available to it at law or in equity, and subject to the limitations described in Section 15, terminate this Agreement immediately upon written notice. HNS shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by Customer on account of such default including all court costs and reasonable attorneys fees.

15.     LIMITATION OF LIABILITY

A.	IN NO EVENT WILL CUSTOMER, HNS, OR ASSIGNEES BE LIABLE TO EACH OTHER FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE (INCLUDING WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF DATA, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTIONS OF BUSINESS, AND CLAIMS OF CUSTOMERS) ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR THE EQUIPMENT, SOFTWARE, AND SERVICES PROVIDED HEREUNDER, EVEN IF SUCH DAMAGES WERE FORESEEABLE.

B.	HNS' MAXIMUM AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE OF THE EQUIPMENT ON WHICH SUCH LIABILITY IS BASED.

C.	The remedies of Customer and HNS set forth herein are exclusive and in lieu of all other remedies, express or implied. Except for the remedies provided for herein, neither HNS nor its subcontractors shall be liable for any delay or failure of performance of the Equipment, Software or Services provided herein.

16.     INDEPENDENT CONTRACTOR AND SUBCONTRACTING

A.	HNS and Customer will be and shall act as independent contractors, and neither party is authorized to act as an agent or partner of, or joint venturer with, the other party for any purpose. Neither party by virtue of this Agreement shall have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party. Customer acknowledges and agrees that HNS will be solely responsible to determine the method and manner of performing its obligations hereunder.

B.	Customer agrees that HNS may, at its sole discretion, subcontract the whole or any part of its obligations under this Agreement; provided that HNS agrees that it will retain full responsibility for such obligations despite such subcontract.

17. CONFIDENTIALITY

A.	HNS and Customer, to the extent of their contractual and lawful right to do so, will exchange proprietary or confidential information as reasonably necessary for each to perform its obligations under this Agreement. All information relating to this Agreement provided by either party to the other, whether oral or written, and when identified as confidential or proprietary in writing, is hereby deemed to be confidential and proprietary information ("Proprietary Information").

B.	Except as set forth in Paragraph C below, a party receiving Proprietary Information pursuant hereto (the "Receiving Party") will keep such Proprietary Information confidential, and will not, without the prior written consent of the party disclosing such information (the "Disclosing Party"), (i) use any portion of the Proprietary Information for any purpose other than the purpose of this Agreement, or (ii) disclose any portion of the Proprietary Information to any persons or entities other than the employees and consultants of the Receiving Party (and HNS' subcontractors) who reasonably need to have access to the Proprietary Information in connection with the purposes of this Agreement and who have agreed to protect Proprietary Information as though they were a party to this Agreement.

C.	A Receiving Party will not be liable for disclosure of Proprietary Information, or any part thereof, if the Receiving Party can demonstrate that such Proprietary Information (i) was in the public domain at the time it was received or subsequently entered the public domain through no fault of the Receiving Party; (ii) was known to or is in the possession of the Receiving Party at the time of receipt; (iii) became known to the Receiving Party from a source other than the Disclosing Party without breach of an obligation of confidentiality; or (iv) is disclosed more than five (5) years after the date of receipt of the proprietary Information by the Receiving Party. In the event of any legal action or proceeding or asserted legal requirement for disclosure of Proprietary Information furnished hereunder, the Receiving Party will promptly notify the Disclosing Party and, upon the request and at the expense of the Disclosing Party, will cooperate with the Disclosing Party in lawfully contesting such disclosure. Except in connection with any failure to discharge its responsibilities under the preceding sentence, the Receiving Party will not be liable for any disclosure pursuant to court order.

D.	Proprietary Information will remain the property of the Disclosing Party and will, at the Disclosing Party's request and after it is no longer needed for the purposes of this Agreement or upon expiration or termination of this Agreement for any reason, whichever occurs first, promptly be returned to the Disclosing Party or be destroyed, together with all copies made by the Receiving Party and by anyone to whom such Proprietary Information has been made available by the Receiving Party in accordance with the provisions of this Section 17.D.

18.     RESOLUTION OF DISPUTES

Any and all disputes arising under or in connection with this Agreement shall be resolved in accordance with this Section 18.

A..	Negotiation.

The parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations. In the event the parties fail to reach resolution of any such dispute within sixty (60) days after entering into negotiations, either party may refer such dispute to arbitration pursuant to the provisions of Section 18.B. Notwithstanding the above, the parties may elect to waive applicability of this section (i) if both parties agree in writing that the nature of their dispute is such that it cannot be resolved through negotiations; or (ii) if a party shall suffer irrevocable harm by such delay.

B.	Arbitration.

Arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of arbitration. The arbitration shall be in accordance with the following guidelines except to the extent the parties to arbitration shall agree otherwise:

1.	The place of arbitration shall be Washington, D.C.

2.	The arbitration panel shall be composed of one arbitrator. If the parties fail to mutually agree on an arbitrator within thirty (30) days from the date the dispute is referred to arbitration, any party may refer such selection to the AAA.

3.	The proceeding shall be conducted and transcribed in English. Any document submitted in a language other than English shall be accompanied by an English translation. Neither party will be entitled to discovery in connection with such arbitration unless otherwise mutually agreed in writing.

4.	The results of any such arbitration, and all testimony and evidence related to the confidential information or trade secrets of either party shall be deemed to be Proprietary Information subject to Section 16 and shall be safeguarded and maintained as confidential, with access to such evidence to be only on a need-to-know basis and subject to all reasonable precautions so as not to jeopardize the confidential information or trade secrets of any party.

5.	The parties hereby accept jurisdiction of the arbitral tribunal over the parties and over the subject matter of the dispute.

6.	Notwithstanding the foregoing, either party shall have the right to seek injunctive relief regarding any disputes arising under Section 17.

19.     ADDITIONAL CLAUSES

A.	EXPORT CONTROL: It is expressly agreed that the execution of this Agreement and the subsequent delivery of any Equipment or Software under this Agreement are subject to all applicable export controls imposed or administered by the U.S. Department of Commerce as well as by any other U.S. Government Agency that may impose any such controls, including but not limited to the export of technical data, equipment, software and know-how. Each party shall perform their obligations under this Agreement in compliance with such laws and regulations and shall not take any action contrary thereto. Customer will not export or re-export, directly or indirectly, any Software, Equipment, documentation or other technical data provided to it hereunder, without complying with all export control laws and regulations, and without first obtaining any required export licenses and approvals. HNS shall provide reasonable cooperation and assistance to enable Customer to obtain any such export licenses and approvals.

B.	ENTIRE AGREEMENT: This Agreement, the Exhibits hereto, and any other documents referred to herein constitute the entire agreement between the parties, and supersedes any prior written or oral agreement or understanding with respect to the subject matter hereof. No interpretation, amendment, or change to this Agreement will be effective unless made in writing and signed by both parties, except that each party may change the address or the name of the person to whom notices to that party will be sent by giving written notice of such change to the other party as provided in Section 19.E hereof.

C.	NO WAIVER: Failure by either party to exercise any rights under this Agreement in any one or more instances will not constitute a waiver of such rights in any other instance. Waiver by such party of any default under this Agreement will not be deemed a waiver of any other default. No alteration or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of both parties.

D.	GOVERNING LAW: This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of Maryland notwithstanding the place of execution or performance of this Agreement (without reference to its conflict of laws principles) and applicable Federal laws.

E.	CROSS DEFAULT: In the event that either party is in breach of any other agreement between the parties hereto, such breach may, at the option of the non- breaching party, be deemed to be a breach of this Agreement. Consequently, in the event the breach of such other agreement between the parties is not cured pursuant to the terms of such agreement, thus leading to the termination of such agreement for default, this Agreement may likewise be terminated for default.

F.	NOTICES: All notices, demands, requests, or other communications provided for herein (other than routine communications concerning the Services) will be given in writing and will be effective when delivered personally or when sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, hand delivery, telegram, or telex/TWX. All notices sent by either party will be addressed as follows:

If to HNS:

Hughes Network Systems, LLC

11717 Exploration Lane

Germantown, Maryland 20876

ATTN: General Counsel

If to Customer:

Row 44, Inc.

31280 Oak Crest Drive, Suite #5

Westlake Village, CA 91361

Attn: Chief Executive Officer

With a copy to:

Strategic Law Partners, LLP

500 S. Grand Avenue, Suite 2050

Los Angeles, CA 90071

Attn: Timothy F. Silvestre

Either party may designate by notice in writing a new address to which any notice, demand, request, or communication will be delivered, as provided above.

G.	SEVERABILITY: If any of the provisions or any portion of the provisions of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provisions or portion thereof, and the rights and obligations of the parties hereto will be construed and enforced accordingly.

H.	COUNTERPARTS. One execution original of this Agreement, together with its Exhibits and Addendums, marked “Original”, shall be the original of this Agreement evidencing use agreements covering the Equipment. All other executed counterparts of this Agreement shall be marked “Duplicate”. To the extent that this Agreement constitutes chattel paper, as such term is defined in the Uniform Commercial Code of the applicable jurisdiction, no security interest in this Agreement may be created through the transfer of possession of any counterpart other than the Original of this Agreement.

I.	BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

J.	COMPLIANCE WITH LAWS. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by and through their duly authorized representatives.

Hughes Network Systems, LLC

By:	/s/ Philip K. O’Brien
Name:	Philip K. O’Brien
Title	V.P. Legal
Date:	12/21.2007

Row 44, Inc.

By:	/s/ John Guidon
Name:	John Guidon
Title:	CEO

EXHIBIT A

TO MASTER PURCHASE AGREEMENT

EQUIPMENT ORDER AND PRICING

EXHIBIT A

EQUIPMENT ORDER AND PRICING

1.0 SCOPE

This Exhibit sets forth a description of the Equipment and related items that are to be provided pursuant to this Agreement. This Exhibit also includes the prices for such Equipment and related items, the pricing for additional Equipment that may be purchased by Customer from time to time, as well as the payment terms associated with such Equipment. HNS will provide full duplex point-to-multipoint satellite communication equipment and services, in accordance with the terms of this Agreement, and shall install (as provided herein) and commission the quantity of dedicated HX Networks specified in Section 2.1 below, consisting of certain network operations center (“NOC”) equipment and Customer supplied and Customer operated integrated aeronautical terminal units. HNS will supply standard HX 150 baseband and RF boards (Remote Equipment) to Customer for incorporation by Customer into Customer’s aeronautical terminal units.. ***.

1.1 NOC DELIVERABLES

HNS will deliver the hub equipment summarized below. The associated pricing information is listed in Section 2 below. *** If that assumption proves in-correct, then additional equipment and services will be required.

F.	***

G.	HX System Software and all associated 3rd party licenses

H.	Full complement of Customer hub spares to be resident at *** as specified and priced in Section 2.2 below

I.	Shipping, installation and testing, including all travel and expenses.

*** Confidential treatment requested.

1.2 HX NOC INSTALLATION AND TESTS

HNS will install and test the deliverable NOC Equipment in accordance with the terms hereof. There are a number of tests associated with the manufacture, installation, and commissioning of the HX NOC equipment. A description of each of these tests follows, as well as a description of the NOC installation services to be provided by HNS, follows.

1.2.1 HX NOC SITE PREPARATION AND INSTALLATION

HNS will be responsible to provide the hub earth station (use of existing RFTs) and to provide and install the HX NOC Equipment described above at ***. HNS will provide electrical power, air conditioning, fire protection provisions, floor space, and any required backhaul equipment and facilities, and other necessary preparations.

1.2.2 HX NOC ACCEPTANCE TESTS

HNS will conduct the onsite HX NOC acceptance tests in accordance with a test plan agreed and documented by the parties. The test plan will be based on HNS’ standard HX NOC ATP with additional tests for Customer-specific changes.

1.2.3 HNS RESPONSIBILITIES FOR HX NOC ACCEPTANCE TESTING

HNS responsibilities will include the following:

•      Provide test personnel to conduct the onsite tests

•      Provide satellite test time (at the cost of Customer)

•      Conduct the onsite tests in conjunction with the Customer and document the result

1.2.4 CUSTOMER RESPONSIBILITIES FOR HX NOC ACCEPTANCE TESTING

Customer responsibilities will include the following:

•     Provide test personnel to assist in conducting the onsite tests.

G. Provide aeronautical terminal equipment to be used in connection with the test

*** Confidential treatment requested.

1.3 REMOTE EQUIPMENT

HNS will deliver the HX 150 baseband and RF board sets detailed below. The associated pricing information is listed in Section 2. A single HX 150 baseband board and RF board set constitutes a “remote”. Each delivery of remotes shall include board level factory functional test results for such equipment as well as a statement certifying that such equipment has been built and tested in compliance with HNS’ standard manufacturing processes and in conformance to the HX 150 standard product board specifications.

H.	HX 150 Board Set
a.	Baseband Board

b.	RF Board

2. INITIAL ORDER

Customer hereby orders *** including installation and acceptance testing and ***. The following sets forth the Equipment configuration that comprises the Initial Order under this Agreement.

2.1      HX NOC Equipment:

***

2.2.     HX NOC Equipment Spare Parts

***

2.3.     Backhaul Equipment

***

2.4.     Remote Equipment

Remote equipment consists of HX 150 standalone baseband and RF boards produced using Hughes’ existing commercial procurement, board level manufacturing and test process and does not include any changes or additional testing to the existing individual board level tests. The warranties and associated limitations applicable to this Equipment are described in Section 9 of this Agreement.

Initial Order Remote Equipment

***

.2.4.2 Additional Remote Equipment

Customer may order additional Remote Equipment in accordance with the prices described below:

***

*** Confidential treatment requested.

After the initial order of remote equipment described in Section 2.4.1 above, additional orders of such remote equipment ***.

In order to qualify for the discount described above, Customer must direct that all ordered Equipment be delivered within 16 weeks. In the event that HNS is unable to fulfill an order from Customer for additional sets of Remote Equipment, due to parts unavailability or obsolescence or other reasons, HNS will (i) use commercial reasonable efforts to fast track production to meet the order quantity ordered, including, without limitation, requesting “hot lots” at HNS’s expense and, if still unable to fulfill the order, enter into good faith negotiations with Customer on the licensing of the design of the Equipment and Software at commercially reasonable rates, in order to give Customer the opportunity to maintain a continuity of supply of such Equipment. In addition, HNS will provide notice to Customer of its intention to discontinue the supply of such Equipment, and will afford Customer the opportunity to make a last buy of such Equipment in accordance with the terms set forth in Section 1 of this Agreement.

HNS at its sole discretion may define and implement HX 150 baseband or RF board Engineering Change Notices (ECNs). HNS will inform the Customer of ECNs which affect the form, fit or function of the HX 150 baseband or RF boards as promptly as possible prior to implementing any such change. HNS will not inform the Customer of changes to the HX 150 baseband or RF boards that do not impact form, fit or function (e.g., the use of alternative parts that comply with the bill of material specifications). The other terms set forth in Section 4.A of the Agreement shall also apply to Engineering Change Notices.

3.        HX NOC OPTIONS

HX NOC inroute spreading option:

***

The following Expansion capabilities are all optional:

***

4.      DOCUMENTATION

***

*** Confidential treatment requested.

5.       PAYMENT TERMS

Equipment

***

HNS will invoice Customer for the initial lot of Remote Equipment as specified in Section 2.4.1

***

B. Except as otherwise provided in this Section, payment will be due net thirty (30) days from date of invoice.

*** Confidential treatment requested.

EXHIBIT B

HX 150 WARRANTY AND OUT OF WARRANTY REPAIRS

EXHIBIT B

HX 150 WARRANTY AND OUT OF WARRANTY REPAIRS

DEFINITIONS

Cannot Duplicate (CND) – This indicates that HNS has tested the Equipment and cannot duplicate a problem using the test fixtures. The unit will be returned to Customer so that it can be reentered into service.

ECN, No Problem Found – This indicates that HNS has tested the Equipment and cannot duplicate a problem using the test fixtures. However, since the unit was manufactured, there has been a suggested engineering change notice (ECN) and HNS has updated the unit in accordance with the ECN. The unit will be returned to Customer so that it can be reentered into service.

Return – Un-repaired – This indicates that the unit has evidence of damage caused by Customer or end-user actions. The unit is returned in the condition in which it was sent.

Scrap – This indicates the Equipment cannot be repaired and is out of warranty. The unit is returned to Customer for disposal.

Return Merchandise Authorization (RMA) – Authorization number that is assigned to a batch of equipment that is returned for repair. The RMA number is used to track the equipment from initial shipment by Customer to return shipment by HNS.

HX 150 WITHIN WARRANTY PRICING

The Section sets forth the applicable pricing associated with the additional services herein provided during the Warranty Period. This pricing applies to the HX 150 baseband and RF board set.

HNS will perform diagnostic testing on the equipment and will return it to Customer if the equipment appears to be functioning correctly. In that case, the CND fee would apply. Depending on the revision of the equipment, HNS will occasionally update the unit in accordance with an engineering change notice. In this scenario, there was no problem found, but work was done on the unit to implement the ECN. If there is a defect, then HNS will repair the unit or replace the unit at no charge.

***

*** Confidential treatment requested.

HX 150 OUT OF WARRANTY PRICING

The Section sets forth the applicable pricing associated with the additional services herein provided after the Warranty Period has ended. This pricing applies to HX 150 baseband and RF board set.

HNS will perform diagnostic testing on the equipment and will return it to Customer if the equipment appears to be functioning correctly. In that case, the CND fee would apply. Depending on the revision of the equipment, HNS will occasionally update the unit in accordance with an engineering change notice. In this scenario, there was no problem found, but work was done on the unit to implement the ECN.

If a Defect is confirmed after the Warranty Period, then HNS will inform Customer of the status and Customer can elect to have the failed unit returned for the Return – Un-repaired fee or HNS will repair the unit if the unit is repairable. If Customer elects to have the unit repaired, then only the appropriate equipment price below is charged.

***

REPAIR TIME

After Customer has submitted an RMA request and received an authorization number, Customer will ship the equipment, freight prepaid and packed to assure safe arrival, to HNS. Upon receipt of the equipment at HNS, HNS will compare the RMA request to the material received. Once there is a complete match between the RMA and material, HNS will endeavor to complete any repairs and return the equipment within forty-five (45) days. HNS shall return repaired equipment, freight prepaid and packed to assure safe arrival, to Customer's designated location.

*** Confidential treatment requested.